Exhibit 10.15

STANCORP FINANCIAL GROUP, INC.

LONG-TERM INCENTIVE AWARD AGREEMENT

(                 Performance Period)

This Long-Term Incentive Award Agreement (this “Agreement”) is made effective as of                              between StanCorp Financial Group, Inc., an Oregon corporation (the “Company”) and «First_Name» «Last_Name» (the “Employee”).

On                     , the Organization and Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) gave final approval for a performance-based award to the Employee pursuant to Section 8 of the Company’s 2002 Stock Incentive Plan (the “Plan”). Compensation paid pursuant to the award is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986 (the “Code”). Employee desires to accept the award subject to the terms and conditions of this Agreement.

In consideration of the agreements set forth below, the Company and the Employee agree as follows:

1. Award. Subject to the terms and conditions of this Agreement, the Company shall issue to the Employee the number of shares of common stock (“Common Stock”) of the Company (“Performance Shares”) determined under this Agreement based on (a) the Company’s performance during the three-year period from                      to                      (the “Performance Period”) as described in Section 2, and (b) Employee’s continued employment through the Performance Period as described in Section 3. Recipient’s “Target Share Amount” for purposes of this Agreement is             shares.

2. Performance Conditions.

2.1 Subject to Section 3 and Section 4, the number of Performance Shares to be issued to the Employee shall be determined by multiplying the Target Share Amount by the Payout Factor determined under the following formula:

Payout Factor = (25% * TSR PF) + (25% * ROE PF) + (50% * Premium Growth PF)

where the “TSR PF,” the “ROE PF” and the “Premium Growth PF” are determined under the following table based on the Company’s TSR Rank, ROE Rank and Premium Growth Rank, respectively (each as defined below), for the Performance Period.

TSR Rank	TSR PF	ROE Rank	ROE PF	Premium Growth Rank	Premium Growth PF
1	200%	1	200%	1	200%
2	200%	2	200%	2	200%
3	167%	3	167%	3	167%
4	133%	4	133%	4	133%
5	100%	5	100%	5	100%
6	75%	6	75%	6	75%
7	50%	7	50%	7	50%
8	25%	8	25%	8	25%
9	0%	9	0%	9	0%
10	0%	10	0%	10	0%

If the number of companies to be ranked for purposes of determining the TSR PF, the ROE PF or the Premium Growth PF is reduced below 10 pursuant to the last two sentences of Section 2.2.2 or the last two sentences of Section 2.4.2, the applicable PF shall be determined under the relevant columns of the following tables based on the total number of companies remaining to be ranked:

9 Companies to be Ranked		8 Companies to be Ranked		7 Companies to be Ranked
Rank	PF	Rank	PF	Rank	PF
1	200%	1	200%	1	200%
2	200%	2	167%	2	167%
3	167%	3	133%	3	133%
4	133%	4	100%	4	100%
5	100%	5	75%	5	63%
6	63%	6	50%	6	25%
7	25%	7	25%	7	0%
8	0%	8	0%
9	0%

6 Companies to be Ranked		5 Companies to be Ranked		4 Companies to be Ranked
Rank	PF	Rank	PF	Rank	PF
1	200%	1	200%	1	200%
2	150%	2	150%	2	100%
3	100%	3	100%	3	25%
4	63%	4	25%	4	0%
5	25%	5	0%
6	0%

2.2 TSR Rank.

2.2.1 To determine the Company’s “TSR Rank,” the TSR (as defined below) of the Company and each of the Peer Group Companies (as defined below) shall be calculated, and the Company and the Peer Group Companies shall be ranked from “1” to “10” based on their respective TSRs with “1” being the company with the highest TSR.

2.2.2 The “Peer Group Companies” are:

Assurant, Inc.	The Hartford Financial Services Group, Inc.
Lincoln National Corporation	MetLife, Inc.
Principal Financial Group, Inc.	Protective Life Corporation
Prudential Financial, Inc.	Symetra Financial Corporation
Unum Group

If prior to the end of the Performance Period, any Peer Group Company ceases to be a public reporting company for any reason, then such company shall not be considered a Peer Group Company. In addition, if as of the last day of the Performance Period, any Peer Group Company is a party to an agreement pursuant to which all or substantially all of the stock or assets of the Peer Group Company will be acquired by a third party, then such company shall not be considered a Peer Group Company for purposes of determining the Company’s TSR Rank, but shall remain a Peer Group Company for purposes of determining the Company’s ROE Rank.

2.2.3 The “TSR” for the Company and each Peer Group Company shall be calculated by (a) assuming that $100 is invested in the common stock of the company at a price equal to the closing market price of the stock on the last trading day of         , (b) assuming that for each dividend paid on the stock during the Performance Period, the amount equal to the dividend paid on the assumed number of shares held is reinvested in additional shares at a price equal to the closing market price of the stock on the ex-dividend date for the dividend, and (c) determining the final dollar value of the total assumed number of shares based on the closing market price of the stock on the last trading day of         . The TSR shall then equal the amount determined by subtracting $100 from the foregoing final dollar value, dividing the result by 100 and expressing the resulting fraction as a percentage.

2.3 ROE Rank.

2.3.1 To determine the Company’s “ROE Rank,” the Average ROE (as defined below) of the Company and each of the Peer Group Companies (as defined in Section 2.2.2 above) shall be calculated, and the Company and the Peer Group Companies shall be ranked from “1” to “10” based on their respective Average ROEs with “1” being the company with the highest Average ROE.

2.3.2 The “Average ROE” of the Company and each Peer Group Company for the Performance Period shall be calculated by averaging the Adjusted ROEs determined for the applicable company for each of the three years of the Performance Period. “Adjusted ROE” of any company for any year shall mean the company’s net income return on average equity (excluding accumulated other comprehensive income (loss)) as publicly reported by the Company and calculated as follows. Adjusted ROE for any year shall be calculated by dividing the company’s net income for the year by the company’s Average Equity for the year. For this purpose, a company’s net income for any year shall be that amount as set forth in the audited consolidated income statement of the company for the year or, if the audited income statement is not available, as set forth in the financial or statistical supplement published by the company for the last quarter of the applicable year; provided, however, that if there are noncontrolling interests in any company’s subsidiaries or if any company has outstanding preferred stock, net income shall mean net income after giving effect to income or loss attributable to noncontrolling interests but without giving effect to dividends or other amounts attributable to preferred shareholders. “Average Equity” of any company for any year shall mean the average of the company’s Adjusted Equity (as defined below) as of the last day of the year and the company’s Adjusted Equity as of the last day of the prior year. “Adjusted Equity” of any company as of any date shall be calculated by subtracting the company’s accumulated other comprehensive income (loss) from the company’s total shareholders’ equity (which excludes noncontrolling interests, if any), in each case as set forth on the audited consolidated balance sheet of the company as of the applicable date or, if the audited balance sheet is not available, as set forth in the financial or statistical supplement published by the company for the last quarter of the applicable year. If a company restates its audited consolidated financial statements for any applicable year or as of any applicable date, the latest publicly available restated data on the date the Committee certifies the ROE Rank pursuant to Section 4.1 shall be used for the calculations under this Section 2.3.2.

2.4 Premium Growth Rank.

2.4.1 To determine the Company’s “Premium Growth Rank,” the Premium Growth (as defined below) of the Company and each of the PG Peer Companies (as defined below) shall be calculated, and the Company and the PG Peer Companies shall be ranked from “1” to “10” based on their respective Premium Growths with “1” being the company with the highest Premium Growth.

2.4.2 The Company’s “Premium Growth” shall be calculated by dividing the total              premium revenues for the Company’s group life and AD&D, group long term disability and group short term disability product lines by the total              premium revenues for the same product lines (in each case as set forth in the notes to audited consolidated financial statements of the Company and its subsidiaries for the applicable year), subtracting one from the result and then expressing the resulting fraction as a percentage. The “Premium Growth” for each of the companies listed in the following table (the “PG Peer Companies”) shall be calculated by dividing the amount of              revenues for the company’s segment or product line(s) listed in the table by the total              revenues for the same segments or product line(s), subtracting one from the result and then expressing the resulting fraction as a percentage. All revenue information for each PG Peer Company shall be obtained from the financial or statistical supplement published by the company for the last quarter of the applicable year; provided, however, that if the              revenue information for any PG Peer Company is subsequently revised, the latest publicly available              revenue information on the date the Committee certifies the Premium Growth Rank pursuant to Section 4.1 shall be used for the calculations under this Section 2.4.2.

PG Peer Company	Comparative Premium Revenue Line Item(s)

Aetna Inc.	Premiums of Group Insurance Segment

Assurant, Inc.	Employee Benefits Segment - Net earned premiums and other considerations of the Group disability single premiums for closed blocks, All other group disability premiums, and Group life product lines

CIGNA Corporation	Disability and Life Segment – Premiums and fees of the Life and Disability product lines

The Hartford Financial Services Group, Inc.	Group Benefits Segment – Premiums of the Group Disability and Group Life product lines

Lincoln National Corporation	Group Protection Segment – Insurance Premiums of the Life and Disability product lines

MetLife, Inc.	Insurance Products Segment – Premiums of the Group Life product line

Principal Financial Group, Inc.	Life and Health Insurance Segment – Specialty Benefits Insurance subsegment – Premiums and Fees of the Group life and Group disability product lines

Prudential Financial, Inc.	Premiums and Policy charges and fee income of Group Insurance Segment

Unum Group	Unum US Segment – Premiums of the Group Disability, Group Life and AD&D product lines

If prior to the end of the Performance Period, any PG Peer Company ceases to be a public reporting company for any reason, or if it ceases to report premium revenues for the segment or product lines listed in the above table, then such company shall not be considered a PG Peer Company. In addition, if prior to the end of the Performance Period, any PG Peer Company acquires (including an acquisition by reinsurance) any other PG Peer Company, any of the companies listed in the following table, or the group life and disability product lines of any of those companies, then such company shall not be considered a PG Peer Company.

Guardian Life of America	Mutual of Omaha	Liberty Mutual
ING Employee Benefits	AIG Benefit Solutions	New York Life
Minnesota Life	WellPoint Life & Disability	Fort Dearborn Life
United Healthcare Specialty Benefits	OneAmerica (AUL)	Liberty Life of Boston

3. Employment Condition.

3.1 In order to receive the full number of Performance Shares determined under Section 2, the Employee must not have a Termination of Employment (as defined below) prior to the last day of the Performance Period (the “Vesting Date”).

3.2 If the Employee has a Termination of Employment prior to the Vesting Date as a result of Total Disability, Death or Retirement as such terms are defined in Sections 6.1-4(b), 6.1-4(c) and 6.1-4(f), respectively, of the Plan, the Employee or beneficiary shall be entitled to receive an award payout following the completion of the Performance Period as determined under this Agreement based on a reduced Target Share Amount. The Target Share Amount following Total Disability, Death or Retirement of the Employee shall be determined by multiplying the Target Share Amount before such event by a fraction, the numerator of which is the number of days in the period starting on the first day of the Performance Period and ending on the date of the Employee’s Termination of Employment and the denominator of which is the number of days in the Performance Period.

3.3 If the Employee has a Termination of Employment prior to the Vesting Date, other than by reason of Total Disability, Death or Retirement, the Employee shall forfeit all rights to receive any Performance Shares.

3.4 A “Termination of Employment” shall be deemed to occur on the date on which the Employee ceases to be employed on a continuous full time basis by the Company or a subsidiary of the Company for any reason or no reason, with or without cause. The Employee shall not be treated as having a Termination of Employment during the time the Employee is receiving long term disability benefits provided by the Company or a subsidiary of the Company, unless the Employee has received formal written notice of termination.

4. Certification and Payment.

4.1 As soon as practicable following the release of earnings by the Company, the Peer Group Companies and the PG Peer Companies for the last year of the Performance Period, the Company shall calculate the Payout Factor and the corresponding number of Performance Shares issuable to the Employee based on the Payout Factor, and shall submit these calculations to the Committee. Notwithstanding anything to the contrary in this Agreement, the Committee may, in its sole discretion, reduce by up to 50% the calculated numbers of Performance Shares to be issued based on circumstances relating to the performance of the Company or the Employee. No later than the March 15 immediately following the Vesting Date the Committee shall certify in writing (which may consist of approved minutes of a Committee meeting) the TSR Rank, ROE Rank and Premium Growth Rank attained by the Company for the Performance Period, and the number of Performance Shares issuable to the Employee based on those performance levels. Subject to applicable tax withholding, the number of Performance Shares so certified shall be issued to the Employee as soon as practicable following such certification, but no Performance Shares shall be issued prior to certification. No fractional shares shall be issued and the number of Performance Shares deliverable shall be rounded to the nearest whole share.

4.2 If, after the certification and payment under this Agreement, any Peer Group Company restates its financial statements for any year of the Performance Period for a reason other than a change in accounting principles or guidance, and if such restatement would result in an improvement in the Company’s ROE Rank or Premium Growth Rank, the Company shall recalculate the Payout Factor and submit it for certification at the next meeting of the Committee, and promptly following such certification any additional Performance Shares resulting from the recalculation shall be issued to the Employee, subject to applicable tax withholding.

5. Tax Withholding. The Employee acknowledges that, on the date the Performance Shares are issued to the Employee (the “Payment Date”), the Value (as defined below) on that date of the Performance Shares will be treated as ordinary compensation income for federal and state income and FICA tax purposes, and that the Company will be required to withhold taxes on these income amounts. To satisfy the required minimum withholding amount, the Company shall withhold the number of Performance Shares having a Value equal to the minimum withholding amount. For purposes of this Section 5, the “Value” of a Performance Share shall be equal to the closing market price for Common Stock on the last trading day preceding the Payment Date.

6. Change of Control.

6.1 Notwithstanding any other provision of this Agreement, if a Change of Control (as defined below) occurs before the Vesting Date and the Employee has not previously forfeited the Employee’s Performance Shares under Section 3, the Company shall, within 5 business days thereafter and subject to applicable tax withholding as provided for in Section 5, issue to the Employee a number of Performance Shares determined by multiplying the Target Share Amount by a fraction, the numerator of which is the number of days in the period starting on the first day of the Performance Period and ending on the date of the Change in Control and the denominator of which is the number of days in the Performance Period; provided, however, that if the Employee had a Termination of Employment due to Total Disability, Death or Retirement prior to the date of the Change in Control, the number of Performance Shares to be issued shall be equal to the Target Share Amount (as previously adjusted under Section 3.2). Amounts delivered or paid under this Section 6 shall be in satisfaction of any and all obligations of the Company to issue Performance Shares under this Agreement.

6.2 For purposes of this Agreement, a Change of Control shall have occurred if:

(a) Any “Person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities;

(b) The Company completes a merger or other consolidation of the Company with any other company, other than (i) a merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) 51% or more of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than 30% of the combined voting power of the Company’s then outstanding securities;

(c) The Company completes a sale or disposition of all or substantially all of its assets; or

(d) During any period of twelve months or less, individuals who at the beginning of such period constituted a majority of the Board cease for any reason to constitute a majority of the Board unless the nomination or election of such new directors was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

7. Mergers, Consolidations or Changes in Capital Structure. If, after the date of this Agreement, the outstanding Common Stock is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any reorganization, merger, consolidation, plan of exchange, recapitalization, reclassification, stock split, combination of shares or dividend payable in shares, or in the event of any consolidation, merger or plan of exchange involving the Company pursuant to which the Common Stock is converted into cash, securities or other consideration, then appropriate adjustment shall be made by the Committee in the number and kind of shares subject to this Agreement so that the Employee’s proportionate interest before and after the occurrence of the event is maintained.

8. No Right to Employment. Nothing in this Agreement or the Plan shall (i) confer upon the Employee any right to be continued in the employment of the Employee’s employer or interfere in any way with the right of such employer to terminate the Employee’s employment at any time, for any reason or no reason, with or without cause, or to decrease the Employee’s compensation or benefits, or (ii) confer upon the Employee any right to the continuation, extension, renewal, or modification of any compensation, contract or arrangement with or by the Company or any subsidiary of the Company.

9. Approval. The obligations of the Company under this Agreement and the Plan are subject to the approval of state, federal or foreign authorities or agencies with jurisdiction in the matter. The Company will use its reasonable best efforts to take steps required by state, federal or foreign law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company’s shares may then be listed, in connection with the grant evidenced by this Agreement. The foregoing notwithstanding, the Company shall not be obligated to deliver the Performance Shares if such delivery would violate or result in a violation of applicable state or federal securities laws.

10. Miscellaneous.

10.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Oregon, without regard to the choice of law principles applied in the courts of such state.

10.2 Severability. If any provision or provisions of this Agreement are found to be unenforceable, the remaining provisions shall nevertheless be enforceable and shall be construed as if the unenforceable provisions were deleted.

10.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral or written agreements between the Company and the Employee relating to the subject matter hereof.

10.4 Amendment. This Agreement may be amended or modified only by written consent of the Company and the Employee.

10.5 Assignment. The Employee may not assign this Agreement or any rights hereunder to any other party or parties without the prior written consent of the Company. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

STANCORP FINANCIAL GROUP, INC.

By:

EMPLOYEE